UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIERRA MONITOR CORPORATION

 (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SIERRA MONITOR CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2016

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Sierra Monitor Corporation (the “Company” or “Sierra Monitor”). The Annual Meeting will be held on Tuesday, May 17 2016 at 10:00 a.m., local time, at Sierra Monitor’s headquarters located at 1991 Tarob Court, Milpitas, California 95035, for the following purposes:

1.	To elect the Board of Directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

2.	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To ratify the Company’s 2016 Equity Incentive Plan;

4.	To hold a non-binding vote to approve the Company’s executive compensation; and

5.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

These items of business are more fully described in the Proxy Statement, which accompanies this Notice of Annual Meeting. Please read the Proxy Statement carefully.

Only shareholders of record at the close of business on April 15, 2016 are entitled to vote at the Annual Meeting. If you wish to attend the meeting to vote in person and need directions, please contact Investor Relations at 800-727-4377 or email investor_relations@sierramonitor.com. The Annual Report on Form 10-K for the year ended December 31, 2015 was filed with the Securities Exchange Commission (“SEC”) on March 29, 2016 and is available for review on the Sierra Monitor investor relations web site. This Notice and the Proxy Statement are first being mailed and made available to shareholders on or about April 22, 2016. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. The Proxy Statement describes the proxy voting in more detail.

By Order of the Board of Directors,

/s/ Gordon R. Arnold
Gordon R. Arnold
Secretary

Milpitas, California

April 15, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2016

The Proxy Statement and Annual Report on Form 10-K are available at www.investor.sierramonitor.com.

SIERRA MONITOR CORPORATION

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2016

INFORMATION CONCERNING SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of Sierra Monitor Corporation (“we,” the “Company” or “Sierra Monitor”) for use at the Company’s 2016 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 17, 2016, at 10:00 a.m., local time, or at any continuations, adjournments or postponements of the Annual Meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The Annual Meeting will be held at the Company’s headquarters located at 1991 Tarob Court, Milpitas, California 95035.

This Proxy Statement and the accompanying form of proxy are being mailed, and made available on the Internet at www.investor.sierramonitor.com beginning on or about April 22, 2016, to shareholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission (“SEC”) on March 29, 2016, includes our financial statements. Shareholders may obtain a copy of this Proxy Statement, the Company’s Annual Report on Form 10-K and form of proxy, without charge, by sending a written request with such shareholder’s name and mailing address to: Sierra Monitor Corporation, 1991 Tarob Court, Milpitas, California 95035, Attention: Secretary, calling the Company at 800-727-4377, or by sending an email with such shareholder’s name and mailing address to investor_relations@sierramonitor.com. The Company will promptly deliver a Proxy Statement, Annual Report and/or proxy card upon receipt of such request. Our Annual Report on Form 10-K and any exhibits thereto may also be obtained from the SEC website at www.sec.gov or our Company investor relations website at www.investor.sierramonitor.com. Our telephone number is 800-727-4377.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote?

You may vote at the Annual Meeting if you owned your shares as of the close of business on April 15, 2016, which is referred to as the “Record Date.”

As of April 15, 2016, we had a total of 10,145,862 shares of Common Stock, par value $0.001 per share (the “Common Stock”) outstanding, which were held of record by approximately 123 shareholders. As of April 15, 2016, we had no shares of preferred stock outstanding.

How many votes do I have?	On each proposal to be voted upon, you are entitled to one vote for each share of Common Stock that you own as of the Record Date. For the election of directors (Proposal One), shareholders may “cumulate” votes. See section entitled “What vote is required for the proposals?” for additional information on this procedure.

How do I vote my proxy?

If your shares of Common Stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by voting by mail.

Of course, even if you vote your shares by proxy, you may also choose to come to the Annual Meeting and vote your shares in person.

To Vote by Mail	Sign and return the proxy card in the enclosed postage-paid and addressed envelope. If you receive more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

To Vote in Person at the Annual Meeting

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting.

If your shares are held in the name of your broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If this is the case, and you wish to vote at the Annual Meeting, you will need to bring with you to the Annual Meeting a legal proxy duly completed by your broker or other nominee confirming your beneficial ownership and authorizing you to vote such shares.

How will the proxy holders vote?	If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the election of all of the directors listed in Proposal One, “FOR” ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent registered public accounting firm listed in Proposal Two, “FOR” the ratification of the Company’s 2016 Equity Incentive Plan listed in Proposal Three and “FOR” the non-binding shareholder approval of executive compensation listed in Proposal Four.

What matters are being presented at the Annual Meeting?	We are not aware of any matters to be presented at the Annual Meeting other than those described in the Notice of Annual Meeting of Shareholders and this Proxy Statement.

Will the proxy holders have discretionary voting power?	If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you have subsequently revoked your proxy.

How can I change my vote?

If you are a holder of record and would like to change your vote, you can do so in the following ways:

•         deliver written notice of the revocation of your proxy to our Secretary prior to the Annual Meeting;

•         deliver a properly executed, later dated proxy prior to the Annual Meeting; or

•         attend the Annual Meeting and vote in person.

Please note that your attendance at the Annual Meeting in and of itself is not enough to revoke your proxy.

If your shares are held by a broker, bank or other nominee, you must contact them in order to find out how to change your vote.

Who is paying the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

What constitutes a quorum for the Annual Meeting?	The Annual Meeting will be held if a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting are represented in person or by proxy.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•      “FOR” each of the nominees to the Board of Directors;

•      “FOR” the ratification of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

•      “FOR” the shareholder approval of the Company’s 2016 Equity Incentive Plan; and

•      “FOR” the non-binding shareholder approval of executive compensation.

What vote is required for the proposals?

For Proposal One (Election of Directors), the nominees receiving the highest number of “FOR” votes in person or represented by proxy at the Annual Meeting and entitled to vote will be elected as directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified. For Proposal One (Election of Directors), shareholders may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected (five) multiplied by the number of votes to which the shareholder’s shares are entitled, or a shareholder may distribute votes on the same principle as the shareholder sees fit, provided that votes may not be cast for more than five candidates. In order to cumulate votes, a shareholder must give notice to the Company prior to the voting on Proposal One of the intention to cumulate votes.

For Proposal Two (Ratification of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016), ratification requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

For Proposal Three (Ratification of 2016 Equity Incentive Plan), ratification requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

For Proposal Four (Non-binding vote to approve the Company’s executive compensation), approval requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

How are abstentions, withheld, and broker non-votes counted?

We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

•         present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•         entitled to vote on a particular subject matter at the Annual Meeting.

Therefore, a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as Proposal Two, Proposal Three and Proposal Four but will have no effect on Proposal One, the election of our directors, which is determined by a plurality of votes.

If you hold your Common Stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a broker non-vote) unless you have given the broker voting instructions. In particular if you hold your Common Stock through a broker, it is critical that you give your broker voting instructions if you want your vote to count in Proposal One (the election of directors), Proposal Three (ratification of 2016 Equity Incentive Plan) or Proposal Four (non-binding vote to approve the Company’s executive compensation). Regulations governing NYSE member brokers take away the ability of your broker to vote your uninstructed shares on a discretionary basis in the election of directors and, with respect to non-binding votes to approve the Company’s executive compensation. Thus, if you hold your Common Stock through a broker and you do not instruct your broker how to vote on Proposal One, Proposal Three or Proposal Four, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to the relevant proposal or proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

For Proposal Two, your broker will continue to have discretion to vote your shares on this matter even if no instructions are received by you.

If you are a shareholder of record, if you do not sign and return a proxy card and you do not otherwise cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What is the deadline for receipt of shareholder proposals for the 2017 Annual Meeting?

Shareholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC. Shareholder proposals, including nominations for the election of directors, which are intended to be presented by such shareholders at our 2017 Annual Meeting of Shareholders must be received by us no later than January 19, 2017 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition, the proxies solicited by the Board of Directors for the 2017 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting if we are not provided with notice of such proposal on or prior to January 19, 2017.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

The Company’s Board of Directors (the “Board of Directors”) is currently comprised of five members. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as nominees. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees listed below, each of whom is currently a director of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the shareholders may vote for any nominee who shall be designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The directors elected will hold offices until the next annual meeting of shareholders and until their successors are elected and qualified.

The names of the five nominees and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Varun Nagaraj	50	President, Chief Executive Officer	2014
Gordon R. Arnold	70	Executive Chairman, Secretary and Director of the Company	1989
C. Richard Kramlich	80	Co-Founder, New Enterprise Associates – Venture Capital	1989
Jay T. Last, Ph.D.	86	Retired President, Hillcrest Press	1989
Robert C. Marshall	84	Managing Director, Selby Venture Partners	1998

Varun Nagaraj joined the Company as President and Chief Executive Officer in July 2014, from Echelon Corporation (“ELON”) where he was senior vice president and general manager of the Industrial Internet of Things (IIoT) division. Previously, he served as president and chief executive officer of NetContinuum, a leading provider of Web Application Firewalls, acquired by Barracuda Networks (“CUDA”) in 2007. Mr. Nagaraj received his Electrical Engineering degree from the Indian Institute of Technology, Bombay; a Master of Science degree from North Carolina State University; and his Master of Business Administration degree from Boston University. Mr. Nagaraj’s specific qualifications and experience to serve as an officer and a member of our Board of Directors include his technical and business management education and more than twenty five years of experience serving as an officer and a board member.

Gordon R. Arnold joined Sierra Monitor Corporation, a California corporation (“Old Sierra”), in December 1979 as Operations Manager and Vice President. He became President in 1984 and Chief Executive Officer of Old Sierra in April 1985. In September 1989, Old Sierra merged into UMF Systems, Inc., a California corporation (“UMF”), and UMF changed its name to “Sierra Monitor Corporation.” Mr. Arnold served as the Company’s President, Chief Executive Officer and Chief Financial Officer since the merger and as the Company’s Secretary since February 1993. Mr. Arnold was also a director of Old Sierra from 1984 and he became Executive Chairman in July 2014. He is a past President of the Measurement Control and Automation Association. Mr. Arnold’s specific qualifications and experience to serve as a member of our Board of Directors include his business management education, more than forty years of direct industry experience and over thirty-five years of full-time employment as an executive of the Company.

C. Richard Kramlich has been a director of the Company since 1980. Mr. Kramlich, who has more than thirty five years of venture capital experience, is a co-founder of New Enterprise Associates, a venture capital firm. Mr. Kramlich is presently a director of Zhone Technologies (“ZHNE”). He received a Master’s in Business Administration from the Harvard University Graduate School of Business and a Bachelor of Science in History from Northwestern University. Mr. Kramlich’s specific qualifications and experience to serve as a member of our Board of Directors include over thirty years as managing general partner of a highly successful venture capital company, his membership on numerous boards of private and public companies, and over thirty years of participation on our Board of Directors.

Name of public company	Period of service
Zhone Technologies	1999 - present

Jay T. Last, Ph.D. has been a director of the Company since 1977. Mr. Last, who was one of the founders of Fairchild Semiconductor, is a retired technologist and business investor. Mr. Last received a Ph.D. in Physics from Massachusetts Institute of Technology. Mr. Last’s specific qualifications and experience to serve as a member of our Board of Directors include his participation in the founding of Fairchild Semiconductor, his involvement in the management and rapid expansion of a major public industrial conglomerate, and over thirty years of participation on our Board of Directors.

Robert C. Marshall has been a director of the Company since 1998. Since 1997, Mr. Marshall has been the Managing General Partner of Selby Venture Partners, a venture capital firm. Mr. Marshall received a Bachelor’s degree in Electrical Engineering from Heald Engineering and an MBA from Pepperdine University. Mr. Marshall’s specific qualifications and experience to serve as a member of our Board of Directors include his participation in the founding of the first redundant computer manufacturing company, his founding of a highly successful venture capital company, his involvement in the management and turn-around of various electronic companies and his seventeen-year participation on our Board of Directors.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares of the Company’s Common Stock that are present in person or by proxy and are entitled to vote at the Annual Meeting shall be elected as directors of the Company. Votes withheld from election of any directors are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under California law. Shareholders may cumulate votes in the election of directors.

Recommendation of the Board of Directors

The Board of Directors recommends VOTING “FOR” the re-election of the above-named directors to the Board of Directors of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board of Directors Leadership Structure and Role in Risk Oversight

Our Executive Chairman, Gordon R. Arnold, has been appointed Chairman of the Board of Directors annually by the three independent Directors. While we have no formal arrangement for a lead independent director, the Executive Chairman maintains frequent communication with director C. Richard Kramlich. Mr. Kramlich functions as if he is the lead independent director through his advice to the Company and his communication with the other directors.

The current leadership structure is appropriate due to the small size of the Company and the low number of officers (5) and independent directors (3). Due in part to the significant continuity in the Company’s leadership structure over the past fifteen years, the independent directors are satisfied that the Executive Chairman has the education, experience and judgment necessary to perform the functions of Chairman of the Board.

The members of the Board of Directors are proactive in both their formal and their informal interface with the Company. The three independent Board of Directors members also comprise the Audit Committee. The Board of Directors and the Audit Committee meet formally on a quarterly basis. The members receive periodic briefings from the independent auditors and they require regular reports regarding the Company’s internal controls practices and third party audits. The Board of Directors believes that maintaining the current structure of combined Executive Chairman and Chairman of the Board positions is appropriate due to its confidence in Mr. Arnold and his broad skills in investing, managing and directing numerous other public and private companies.

Risk is inherent with every business and the Board of Directors as a whole is responsible for overseeing our risk management function. The Board of Directors meets regularly to receive Audit Committee reports, as well as management reports with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. In addition, the Audit Committee oversees and reviews at least annually our policies related to risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Director Independence

Based on the review by the Board of Directors of all relevant information, the Board of Directors has determined that each of our directors and director nominees, other than Mr. Arnold and Mr. Nagaraj, are “independent” as defined under the rules of the NASDAQ Stock Market.

Board Meetings and Committees

The Board of Directors held four meetings during the fiscal year ended December 31, 2015. We encourage our directors to attend the Annual Meeting and all of our directors have attended our 2015 Annual Meeting of Shareholders. During fiscal year 2015, each current director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served. The Board of Directors has a standing Audit Committee but does not have a standing nominating or compensation committee or any other committees performing similar functions.

Audit Committee

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit processes, evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee met four times during fiscal year 2015. Members of the Audit Committee are Messrs. Kramlich, Last and Marshall. The Board of Directors has previously approved and adopted an Audit Committee Charter, a copy of which may be obtained at the Company’s website at http://www.investor.sierramonitor.com/corporate-governance.cfm?sect=documents.

Independence; Audit Committee Financial Expert

The Company believes that all three Audit Committee members are independent directors as defined by the rules of the SEC and under the rules of the NASDAQ Stock Market. The Board of Directors has determined that the Company has at least one audit committee financial expert serving on its Audit Committee. C. Richard Kramlich is the Company’s audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Nominating Committee

The Board of Directors has no standing nominating committee nor does it have a committee performing similar functions. Furthermore, it has no nominating committee charter. In light of the relatively small size of the Company and the number of directors, the Board of Directors has determined that it is more efficient for the entire Board of Directors to consider nominees for director instead of a separate nominating committee. The Board of Directors will continue to evaluate on an ongoing basis the desirability of a separate nominating committee, and will establish such a committee when, if at all, it deems that doing so would benefit the Company.

The Board of Directors has no formal policy with regard to the consideration of any director candidates recommended by shareholders because, in its view, a shareholder that desires to nominate a person for election to the Board of Directors may do so directly by following the requirements set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Nevertheless, the Board of Directors will consider candidates recommended by shareholders. Shareholders who wish to have their recommendations considered by the Board of Directors should direct the recommendation in writing to Sierra Monitor Corporation, 1991 Tarob Court, Milpitas, CA 95035, Attention: Secretary. The candidate recommended should possess the qualities that are necessary for any member of the Board of Directors, as described in the guidelines set forth below.

The guidelines of the Board of Directors for evaluating and identifying candidates for the Board of Directors, which are the same for any candidate regardless of whether the candidate was recommended by a shareholder or the Board of Directors, are as follows:

▪	Regular review of the current composition and size of the Board of Directors.

▪	Regular review of the qualifications of any candidates. Such review may include a review solely of information provided to the Board of Directors and also may include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Board of Directors deems proper.

▪	The Board of Directors may evaluate its performance as a whole and evaluate the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of shareholders.

▪	The Board of Directors may consider the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors. The Board of Directors seeks highly-qualified and experienced candidates, but presently has no stated minimum qualifications that must be met by each candidate. In evaluating the qualifications of the candidates, the Board of Directors considers many factors, including issues of character, judgment, independence, background, expertise, diversity of experience, length of service, other commitments and the like. The Board of Directors evaluates such factors, among others, and does not assign any particular weight or priority to any of these factors. Also, the Board of Directors considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. The Board of Directors believes that candidates and nominees must reflect a board comprised of directors who: (i) are mostly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the board and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

In addition, while we do not have a formal written policy on director diversity, the Board of Directors also considers diversity when reviewing the overall composition of the Board of Directors and considering the slate of nominees for annual election to the Board of Directors and the appointment of individual directors to the Board of Directors. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity.

Corporate Governance

As part of our system of corporate governance, we adopted a code of business conduct and ethics that applies to all directors, officers and employees. Our code of business conduct and ethics is posted on our website at www.investor.sierramonitor.com (by including the foregoing Internet address link, we do not intend to incorporate by reference to this Proxy Statement material not specifically referenced herein). We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this report.

Compensation of Directors

The following table shows for the fiscal year ended December 31, 2015, the compensation earned by our directors, other than Mr. Nagaraj, which is discussed below under “Executive Compensation and Other Matters.” During the fiscal year ended December 31, 2015, Mr. Arnold earned the compensation set forth below the table for serving as our Executive Chairman. Mr. Arnold, our Executive Chairman, and Mr. Nagaraj, our President and Chief Executive Officer, do not receive compensation for serving on our Board of Directors.

Name	Fees earned or paid in cash ($) (1)	Total ($)

C. Richard Kramlich	400	400

Jay T. Last, Ph.D.	400	400

Robert Marshall	400	400

(1)	All independent, non-employee directors receive a payment of $100 per meeting of the Board of Directors.

	Salary (1)	Bonus (1)	Equity Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (1)	Total
Gordon Arnold	$245,750	$1,000	$—	$—	$687 (2)	$247,437

(1)	Compensation paid to Mr. Arnold in his capacity as our Executive Chairman.
(2)	Represents a $500 contribution by the Company under its 401(k) plan, and $187 life insurance premium paid in 2015.

Compensation of Executive Officers

The Board of Directors has no standing compensation committee nor does it have a committee performing similar functions. Furthermore, it has no compensation committee charter. In light of the relatively small size of the Company, the Board of Directors has determined that it is more efficient for the Chief Executive Officer to determine and recommend the amount and form of executive and director compensation to be approved by the entire Board of Directors. The Board of Directors will continue to evaluate on an ongoing basis the desirability of a separate compensation committee, and will establish such a committee when, if at all, it deems that doing so would benefit the Company.

With the exception of stock option grants that are approved by the Board of Directors, the Chief Executive Officer establishes executive officer target compensation each year coincident with wage reviews of all employees. The two primary components of officer compensation are base salary and performance based bonuses.

The Chief Executive Officer establishes annual salary levels based on a combination of factors including competitive salary benchmarks and individual performance. Executive team bonuses are based on corporate financial performance targets.

Communicating with Our Directors

Shareholders may contact any or all of our directors directly by writing to them at Sierra Monitor Corporation, 1991 Tarob Court, Milpitas, CA 95035.

Report of the Audit Committee of the Board of Directors

The material in this report shall not be deemed to be (i)“soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed incorporated by reference into any filing of Sierra Monitor Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, except to the extent we specifically incorporate the report by reference into such filing.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2015 with the Company’s management.

The Audit Committee has discussed with Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) those matters required to be discussed by Statement of Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“Communication with Audit Committees”). Squar Milner has discussed with the Audit Committee that firm’s independence from management and the Company and provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”).

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for fiscal year 2015, as filed with the SEC. The foregoing report is respectfully submitted by the following members of the Company’s Board of Directors, who constitute the Audit Committee:

C. Richard Kramlich, Chairman

Jay T. Last, Ph.D.

Robert C. Marshall

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”) as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2016. Squar Milner previously audited the Company’s financial statements from fiscal year 2003 through the fiscal year ended December 31, 2015.

It is expected that representatives of Squar Milner will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to answer any appropriate questions.

Principal Accountant Fees and Services

The aggregate fees billed for professional accounting services by Squar Milner for the fiscal years ended December 31, 2015 and 2014 are as follows:

Audit Fees

The aggregate fees billed by Squar Milner for professional services rendered for the reviews of the condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of fiscal years 2015 and 2014, and for their audit of the annual financial statements for each of fiscal years ended December 31, 2015 and 2014 were $77,700 and $77,700 respectively.

Tax Fees

There were no fees billed by Squar Milner for tax services in the fiscal years 2015 and 2014 as the Company engaged another firm for tax preparation/consulting.

Audit-Related Fees

The aggregate fees billed by Squar Milner for audit-related services in each of fiscal years 2015 and 2014 were $7,400 and $2,500 respectively.

All Other Fees

During fiscal years 2015 and 2014, the Company did not engage Squar Milner to provide products or services other than those reported under the sections above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

All services, whether audit or non-audit services, performed by Squar Milner must be pre-approved by the Audit Committee. Pre-approval must be obtained before Squar Milner performs the services but cannot be obtained more than a year before performance begins. Approval can be for general classes of permitted services such as “annual audit services” or “tax consulting services.” A written engagement letter, including a description of the permitted services, the dates of the engagement and the fees for such services, must be approved in accordance with these procedures before performance begins.

Percentage of Audit Fees Pre-Approved

During fiscal years 2015 and 2014, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.

Independence of Squar Milner

The Audit Committee has determined that the accounting advice provided by Squar Milner is compatible with maintaining Squar Milner’s independence.

Vote Required

Although shareholder ratification of Squar Milner as the Company’s independent registered public accountants is not required by law, as a matter of good corporate governance, we are requesting that our shareholders ratify the appointment. To ratify the appointment of Squar Milner as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016, the affirmative vote of a majority of shares of the Company’s Common Stock that are present in person or by proxy and entitled to vote at the Annual Meeting is required.

Recommendation of the Board of Directors

The Board of Directors recommends VOTING “FOR” the ratification of the appointment of Squar Milner as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL THREE:

APPROVAL OF SIERRA MONITOR CORPORATION 2016 EQUITY INCENTIVE PLAN

General

We are asking our shareholders to approve a new Sierra Monitor Corporation 2016 Equity Incentive Plan (the “2016 Plan”) and its material terms. The Board of Directors adopted the 2016 Plan on April 13, 2016, subject to approval by our shareholders at our 2016 Annual Meeting of Shareholders. If approved, the 2016 Plan will replace our current 2006 Stock Plan (the “2006 Plan”), and no new awards will be granted under the 2006 Plan following shareholder approval of the 2016 Plan. The 2006 Plan, however, will continue to govern awards previously granted under it.

The Board of Directors believes that our future and long-term success depends in large part on our ability to attract and retain talented employees and that our ability to grant equity awards is a necessary and powerful recruiting and retention tool. The Board of Directors believes that equity awards motivate high levels of performance, align the interests of employees with shareholders’ interests by giving employees an opportunity to hold an ownership stake in the Company, and provide an effective means of recognizing employees’ contributions to the success of the Company. If our shareholders do not approve the 2016 Plan, the 2006 Plan will expire by its terms in March 2016. In that case, we may not be able to continue our equity incentive program in the future and successfully attract and retain highly skilled employees who are essential to our success. Accordingly, the Board of Directors has determined that it is in our best interests to adopt the 2016 Plan and is asking our shareholders to approve the 2016 Plan so that we can continue to offer a competitive equity incentive program. As part of this proposal to approve the 2016 Plan, our shareholders also are being asked to approve the reservation of 279,680 shares of our common stock for grant under the 2016 Plan pursuant to awards. As of December 31, 2015, we had approximately 720,320 shares of our common stock available for grant under the 2006 Plan. There have been no grants under the 2006 Plan in 2016. In addition to the 279,680 shares that we are asking shareholders to approve, shares that, as of immediately prior to the termination of the 2006 Plan, have been reserved but not issued under any awards granted under the 2006 Plan and are not subject to any awards granted thereunder and shares subject to stock options or awards of restricted stock under the 2006 Plan that expire or otherwise terminate without having been fully exercised or that are forfeited to or repurchased by us on or the effectiveness of the 2016 Plan also will be generally available for future grant under the 2016 Plan. If our shareholders approve the 2016 Plan, we currently anticipate that the shares reserved under the 2016 Plan will meet our expected needs through approximately three years.

As of December 31, 2015, approximately 1,830,000 shares of our common stock were subject to stock options, and approximately 118,000 shares of our common stock were subject to outstanding restricted stock awards. Accordingly, our approximately 1,948,000 shares subject to outstanding awards, plus 720,320 shares available for future grant under the 2006 Plan as of December 31, 2015 represent approximately 26.3% of our outstanding shares of common stock (commonly referred to as the “overhang”).

The 2016 Plan also is intended to give us, if we deem appropriate or desirable, the ability to grant equity awards that allow us to deduct in full for federal income tax purposes the compensation recognized by certain of our executive officers in connection with certain awards that may be granted to them under the 2016 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and certain other executive officers (excluding the chief financial officer). However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit if certain requirements are met. To enable compensation in connection with stock options, stock appreciation rights and certain full-value awards under the 2016 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2016 Plan limits the sizes of awards that may be granted to a participant each fiscal year of the Company as further described below (among other requirements).

By approving the 2016 Plan, shareholders will be approving, among other things, eligibility requirements for participation in the 2016 Plan and the other material terms of the 2016 Plan and awards granted under the 2016 Plan, including limits on the number or fair value of shares that could be granted to a participant each fiscal year of the Company, and re-approving performance measures, which are the same as those used in the 2006 Plan, upon which specific performance goals applicable to certain awards would be based. Notwithstanding the foregoing, we retain the ability to grant awards under the 2016 Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m) and intend to continue our current practice of granting awards with time-based vesting that do not qualify as “performance-based” compensation.

Vote Required and Board’s Recommendation

The affirmative vote of a majority of the holders of the then-outstanding shares of our common stock present in person or represented by proxy and entitled to vote at the 2016 Annual Meeting is required to approve the 2016 Plan. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2016 Plan and its material terms.

The Board of Directors believes adoption of the 2016 Plan is in the best interests of the Company and its shareholders and, therefore, recommends a vote “For” the approval of the 2016 Plan. Our named executive officers and directors have an interest in this proposal as they will be eligible to receive equity awards under the 2016 Plan, if it is approved.

Summary of the 2016 Equity Incentive Plan

The following is a summary of the principal features of the 2016 Plan and its operation. The summary is qualified in its entirety by reference to the 2016 Plan, a copy of which is attached to this proxy statement as Appendix A, and which is incorporated herein by this reference.

General Description of the 2016 Equity Incentive Plan

The purposes of the 2016 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives are provided through the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares as the Administrator (as defined below) may determine.

Authorized Shares

Subject to the adjustment provisions contained in the 2016 Plan, shareholders are being asked to approve a number of shares of our common stock for issuance under the 2016 Plan equal to (i) 279,680, plus (ii) any shares that, as of immediately prior to the termination of the 2006 Plan, have been reserved but not issued pursuant to any awards granted under the 2006 Plan and are not subject to any awards granted thereunder, plus (iii) any shares subject to outstanding stock options or restricted stock granted under the 2006 Plan that, on or after the date the 2016 Plan becomes effective, expire or otherwise terminate without having been fully exercised, or are forfeited to or repurchased by the Company, with the maximum number of shares to be added under these clauses (ii) and (iii) from the 2006 Plan equal to 2,668,320 shares. The shares may be authorized, but unissued, or reacquired common stock.

Any shares subject to options or stock appreciation rights granted under the 2016 Plan will be counted against the shares available for issuance under the 2016 Plan as 1 share for every 1 share subject to such awards. Any shares subject to restricted stock, restricted stock units, performance units, or performance shares issued under the 2016 Plan will be counted against the shares available for issuance under the 2016 Plan as 2.05 shares for every 1 share subject to such awards. If a share that was subject to an award that counted as 2.05 shares against the shares available for issuance under the 2016 Plan is made available again for issuance under the 2016 Plan as described above, the 2016 Plan will be credited with 2.05 shares.

If any award granted under the 2016 Plan expires or becomes unexercisable without having been exercised in full, or is forfeited to or repurchased by the Company, then the unpurchased, forfeited, or repurchased shares subject to the award will become available for future grant or sale under the 2016 Plan. With respect to the exercise of stock appreciation rights, all shares subject to the exercise will cease to be available under the 2016 Plan, regardless of the number of shares actually used to settle the stock appreciation right upon exercise. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2016 Plan. Payment of cash rather than shares to settle an award will not reduce the number of shares available for issuance under the 2016 Plan.

Limitations

The maximum number of shares that may be issued upon the exercise of incentive stock options will equal 100% of the aggregate share number determined under clauses (i) and (ii) of the first paragraph of this “Authorized Shares” section, plus, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), any shares that become available for issuance as described in the third paragraph of this “Authorized Shares” section.

The 2016 Plan contains annual award limits intended to satisfy Section 162(m). The maximum number of shares and/or dollars that could be issued to any one participant pursuant to the 2016 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Stock Option	650,000 shares
Restricted Stock	150,000 shares
Restricted Stock Units	150,000 shares
Stock Appreciation Right	650,000 shares
Performance Units	Initial Value of $150,000
Performance Shares	150,000 shares

In addition to the Section 162(m) limits above, the 2016 Plan provides that in any fiscal year a non-employee director may not receive awards with a grant date fair value of greater than $50,000.

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock, the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, will adjust the number and class of shares that may be delivered under the 2016 Plan, and/or the number, class and price of shares of our common stock subject to outstanding awards, and the award grant limitations discussed above.

Administration

The Board of Directors will administer the 2016 Plan, but may delegate administration of the 2016 Plan to any committee of the Board of Directors or of other individuals satisfying applicable laws appointed by the Board of Directors. For purposes of this summary of the 2016 Plan, the term “Administrator” refers to the Board of Directors or any committee designated by the Board of Directors to administer the 2016 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), the 2016 Plan must be administered by a committee of two or more “outside directors” within the meaning of Section 162(m).

Subject to the 2016 Plan, any limitations on delegation specified by the Board of Directors, and applicable laws, the Administrator may determine fair market value, select the service providers who will receive awards, determine the number of shares covered by awards, determine the terms and conditions of awards, approve forms of award agreements for use under the 2016 Plan, modify or amend each award, including to accelerate vesting, waive forfeiture restrictions and/or extend the post-termination exercise period or term of an option (subject to the incentive stock option term limits discussed below), interpret the provisions of the 2016 Plan and outstanding awards, and institute and determine the terms and conditions of an exchange program (subject to the prior consent of our shareholders). The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due under an award. The Administrator may make rules and regulations relating to the 2016 Plan or sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the 2016 Plan.

Eligibility

All award types under the 2016 Plan may be granted to employees, consultants, and directors of the Company or of any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. As of December 31, 2015, we had approximately 83 employees and consultants and 3 non-employee directors.

Stock Options

Stock options are rights to purchase a specified number of shares for a fixed price during a prescribed period of time. Each option granted under the 2016 Plan will be evidenced by an award agreement specifying the number of shares subject to the option, the exercise price, the expiration date, and such other terms and conditions as the Administrator determines.

The option exercise price per share may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to an employee who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

The Administrator will determine the acceptable form of consideration for exercising an option, including the method of payment. An option will be deemed exercised when we receive notice of exercise and full payment for the shares to be exercised, together with any applicable tax withholdings.

Options will be exercisable at such times and under such conditions as the Administrator determines and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, but will not be greater than ten years, and, in the case of a Ten Percent Stockholder receiving an incentive stock option, will not be greater than five years. The Administrator, in its discretion, will determine and specify in each award agreement, the post-termination exercise period applicable to each option following the participant’s termination of service with the Company or a parent or subsidiary corporation of the Company. In the absence of such a determination, the participant or his or her estate generally may exercise the vested portion of the option for: (i) 3 months following the participant’s termination of service for reasons other than death or disability; however, if the participant dies during such period, then the option will remain exercisable for 12 months following the participant’s death and (ii) 12 months following his or her termination of service due to death or disability. The option exercise period may be extended if the exercise of the option following the participant’s termination of service would violate certain U.S. federal securities laws or regulations. However, in no event, will an option be exercisable beyond its expiration date.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares that generally are subject to transferability and forfeitability restrictions for a specified period. Each award of restricted stock will be evidenced by an award agreement specifying the period during which the transfer of shares is subject to restriction (which may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events the Administrator determines), if any, the number of shares granted, and such other terms and conditions as the Administrator determines. Shares of restricted stock generally will be held in escrow until the end of the period of restriction applicable to such shares. The Administrator may accelerate the time when any restrictions on shares of restricted stock will lapse or be removed. Shares of restricted stock for which restrictions have not lapsed by the date set forth in the award agreement will return to the 2016 Plan.

Shares of restricted stock generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the period of restriction applicable to such shares. During the period of restriction, participants holding shares of restricted stock generally may exercise full voting rights and receive any dividends with respect to those shares, except any dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award.

Restricted Stock Units

Restricted stock units represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each award of restricted stock units will be evidenced by an award agreement specifying the terms, conditions, and restrictions related to the award, including the number of restricted stock units and the form of payout.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Payment of earned restricted stock units will be made as soon as practicable after the date set forth in the award agreement, and, in the Administrator’s sole discretion, will be settled in cash, shares, or in a combination of both. The Administrator will set vesting criteria, which may be based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines. The Administrator may reduce or waive any restrictions on restricted stock units. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement.

Stock Appreciation Rights

Stock appreciation rights give a participant the right to receive the appreciation in the fair market value of our common stock between the award grant date and the exercise date. Each stock appreciation right grant will be evidenced by an award agreement specifying the exercise price per share (which may not be less than the fair market value of a share of our common stock on the grant date), its term (which may not exceed 10 years), the conditions of exercise, and such other terms and conditions as the Administrator determines.

Upon exercise of a stock appreciation right, the participant will be entitled to receive a payment from the Company equal to: (i) the difference between the fair market value of a share on the exercise date and the exercise price multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised. The payment may be made in cash, in shares of equivalent value, or a combination of both.

Performance Units and Performance Shares

Performance units or shares are awards that result in a payment to a participant if specified performance objectives or other vesting provisions are achieved during a specified performance period. Each award of performance units or shares will be evidenced by an award agreement specifying the performance period during which the achievement of the applicable performance objectives or other vesting provisions will be measured, and other terms and conditions of the award. Each performance unit will have an initial value established by the Administrator on or before the grant date. Each performance share will have an initial value equal to the fair market value of a share on the grant date.

The Administrator will set performance objectives or other vesting provisions, which may be based upon the achievement of Company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis the Administrator determines.

After an applicable performance period has ended, the holder of performance units or shares will be entitled to receive a payout of the number of performance units or shares earned by the participant over the performance period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Payment of earned performance units or shares will be made as soon as practicable after the end of the applicable performance period, and, in the Administrator’s sole discretion, will be made in cash, in shares of equivalent value, or any combination of both. A participant will forfeit any performance units or shares that are unearned or unvested as of the date set forth in the award agreement.

Performance Goals

The granting and/or vesting of awards of restricted stock, restricted stock units, performance shares and performance units, and other incentives under the 2016 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement, including: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of the Share, (xi) earnings, (xii) return on shareholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) individual objectives, (xxvi) time to market, (xxvii) return on equity, (xxviii) return on net assets, and (xxix) sales. Any performance goals may be used to measure the performance of the Company as a whole or, except with respect to shareholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB principles or include any items otherwise excludable under GAAP or under IASB principles. In all other respects, performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the award grant and which is consistently applied with respect to a performance goal in the relevant performance period. In addition, the Administrator will adjust any performance criteria, performance goal or other feature of an award related to the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. The performance goals may differ from participant to participant and from award to award.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but no more than 90 days following the commencement of the performance period (or such other time required or permitted by Section 162(m)), the Administrator will, in writing: (i) designate one or more participants to whom an award will be made; (ii) select the performance goals applicable to the performance period; (iii) establish the performance goals, and amounts of such awards which may be earned for the performance period; and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the Administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards

Awards generally are not transferable other than by will or by the laws of descent and distribution, and awards may be exercised, during the lifetime of the participant, only by the participant.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to the completion of such proposed action to the extent the award has not been previously exercised.

Change in Control

The 2016 Plan provides that, in the event of a merger of the Company or a “change in control” (as defined in the 2016 Plan), each award will be treated as the Administrator determines, including that each award may be assumed or substantially equivalent awards may be substituted by the acquiring or succeeding corporation or its affiliate. The Administrator will not be required to treat all outstanding awards the same in the transaction.

If the successor corporation does not assume or substitute for the award, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met. In addition, if an option or stock appreciation right is not assumed or substituted for, the Administrator will notify the participant that the option or stock appreciation right will be exercisable for a period of time determined by the Administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to awards granted to our non-employee directors, the participant will immediately prior to the merger or change in control fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels.

Forfeiture Events

All awards granted under the 2016 Plan will be subject to forfeit, return or reimbursement rights in favor of the Company under our clawback policy. In addition, the Administrator may provide in an award agreement that the participant’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events.

Termination or Amendment

The 2016 Plan will automatically terminate ten years from the date of its adoption by the Board of Directors, unless terminated at an earlier time by the Board of Directors. The Administrator may amend, alter, suspend or terminate the 2016 Plan at any time, provided that no amendment may be made without shareholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension or termination may impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2016 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on his or her individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for federal income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option generally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, the Company will not be entitled to a deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the federal income tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Performance Unit or Performance Share Awards

A participant generally will recognize no income upon the grant of a performance unit or share. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2016 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for our Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2016 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) shareholder approval of the 2016 Plan and its material terms, setting limits on the number of awards that any individual may receive, and establishing performance criteria that must be met before the award will vest or be paid. The 2016 Plan has been designed to permit (but not require) the grant of awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2016 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director or consultant may receive under the 2016 Plan is in the discretion of the Administrator (subject to the individual award limitations discussed in the above summary of the 2016 Plan) and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the 2006 Plan during fiscal year 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; and (iii) the aggregate number of shares of restricted stock granted under the 2006 Plan during fiscal year 2015 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

Name of Individual or Identity of Group and Principal Position	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Number of Shares of Restricted Stock Granted (#)	Dollar Value of Award(s) ($) (1)

Varun Nagarj, President, Chief Executive Officer	—	—	20,000	$32,800
Anders Axelsson Vice President of Sales and Marketing	—	—	18,750	$30,750
Tamara Allen Chief Financial Officer	100,000	1.45	15,000	$24,600
All current executive officers as a group	100,000	1.45	53,750	$88,150
All non-employee directors as a group	—	—	—	—
All other employees (including all current officers who are not executive officers (as a group)	36,500	1.64	64,250	$105,370

_______________

 (1) Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote on the matter is required to approve the adoption of the 2016 Plan. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2016 Plan.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” THE Approval of Sierra Monitor Corporation 2016 Equity Incentive Plan.

PROPOSAL FOUR:

NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on us or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board of Directors values the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Our compensation philosophy with respect to executive officers is designed to attract, retain, motivate and reward highly qualified executives who contribute to the success of the Company and its shareholders. To achieve these goals, we strive to provide a comprehensive compensation package for each executive officer that is competitive with those offered by companies of similar type and size, in the same geographical area and whose executives perform functions similar to those performed by our executives.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, including the compensation tables and the related footnotes and narrative disclosures.”

Vote Required

If a quorum is present, the affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary to approve the non-binding vote to approve the Company’s executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

Executive Officers

The current executive officers of the Company and their ages are as follows:

Name	Age	Position(s)
Gordon R. Arnold	70	Executive Chairman, Secretary and Director
Varun Nagaraj	50	President, Chief Executive Officer
Michael C. Farr	58	Vice President, Operations
Anders B. Axelsson	56	Vice President, Sales and Marketing
Tamara S. Allen	49	Chief Financial Officer

See section entitled “Proposal One: Election of Directors – Nominees” for Mr. Arnold’s and Mr. Nagaraj’s biographical information.

Michael C. Farr joined Old Sierra in December 1983 as Operations Manager. He became Vice President of Operations in May 1986. Since the merger between Old Sierra and UMF, Mr. Farr has served as Vice President of Operations of the Company. His strong production control and operations management background resulted in the Company’s attainment of ISO-9001 registration for the Company’s quality system, and has supported the Company’s growth through multiple transitions of its supply chain process, partners, and systems.

Anders B. Axelsson joined the Company in January 2014 as Vice President of Sales and Marketing. Prior to joining the Company, Mr. Axelsson served for over ten years as senior vice president of sales, marketing and business development of ELON. During his Echelon tenure, Mr. Axelsson also served on LonMark International’s board of directors.

Tamara S. Allen has served as the Company’s Chief Financial Officer since April 2014, having been Controller since March 2005. Ms. Allen joined the Company in January 1996. Prior to joining the Company, Ms. Allen held various finance and accounting positions at Philips Semiconductors and served on the board of directors for Horizon West Federal Credit Union.

There are no family relationships between any of the directors or executive officers of the Company or any of the nominees referenced in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the SEC’s rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

The following table sets forth certain information as of April 15, 2016, regarding beneficial ownership of our Common Stock by:

•	each person who is known to us to own beneficially more than 5% of our Common Stock;

•	each director and each nominee for election as our director;

•	each executive officer named in the Summary Compensation Table of this Proxy Statement; and

•	all of our current directors and executive officers as a group.

The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person and information supplied to us by such person. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days after April 15, 2016 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

Five-Percent Shareholders, Directors and Executive Officers (1)	Amount and Nature of Beneficial Ownership (2)
	Number of Shares	Percent of Total Outstanding (10)
Five-Percent Shareholders:	—	—
Directors and Executive Officers:
C. Richard Kramlich (3)	2,767,688	24.9%
Jay T. Last, Ph.D. (4)	2,052,475	18.5%
Gordon R. Arnold (5)	1,202,148	10.8%
Robert C. Marshall	368,587	3.3%
Michael C. Farr (6)	150,502	1.4%
Tamara S. Allen (7)	149,273	1.3%
Varun Nagaraj (8)	287,500	2.6%
Anders B. Axelsson (9)	302,083	2.7%
All directors and executive officers as a group (8 persons)	7,280,256	65.6%

(1)	Unless otherwise indicated, the business address of each of the beneficial owners listed in this table is: c/o Sierra Monitor Corporation, 1991 Tarob Court, Milpitas, California 95035.
(2)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Includes 211,500 shares of common stock held by Pamela P. Kramlich, Mr. Kramlich’s wife.
(4)	Includes an aggregate of 14,200 shares of common stock held by Deborah R. Last, Dr. Last’s wife.
(5)	Includes (i) 1,096,592 shares of common stock held by The Gordon and Isabel Arnold Trust, of which Mr. Arnold is a grantor and trustee and (ii) an aggregate of 105,556 shares of common stock subject to stock options exercisable within 60 days of April 15, 2016.
(6)	Includes an aggregate of 51,667 shares of common stock subject to stock options exercisable within 60 days of April 15, 2016.
(7)	Includes an aggregate of 87,084 shares of common stock subject to stock options exercisable within 60 days of April 15, 2016.
(8)	Includes an aggregate of 287,500 shares of common stock subject to stock options exercisable within 60 days of April 15, 2016.
(9)	Includes an aggregate of 302,083 shares of common stock subject to stock options exercisable within 60 days of April 15, 2016.
(10)	Shares outstanding includes an aggregate of 955,743 shares of common stock subject to stock options exercisable within 60 days of April 15, 2016.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table shows for the fiscal years ended December 31, 2015 and 2014 the compensation of our named executive officers, who consist of our chief executive officer and the two most highly compensated executive officers other than our chief executive officer:

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary	Bonus	Equity Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total

Varun Nagaraj	2015	$300,000	-	$32,800	$79,582	$ 788 (3)	$413,170
President, Chief Executive Officer	2014	$144,231	$250	$552,000	$50,000	$ 118 (4)	$746,599

Anders Axelsson	2015	$250,000	-	$30,750	$88,424	$ 788 (5)	$369,962
Vice President, Sales & Marketing	2014	$245,192	$25,500	$438,500	$62,500	$ 684 (6)	$772,376

Tamara Allen	2015	$190,000	-	$103,000	$24,600	$ 788 (7)	$320,669
Chief Financial Officer	2014	$192,560	$500	-	-	$ 783 (8)	$193,843

(1)	The amounts in the “Equity Awards” column include stock option grants made in 2015 and reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 4 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and incorporated by reference herein. The amount also includes the value of restricted stock awarded during 2015.
(2)	Amounts in this column represent payouts based under 2015 Bonus Plan described in the section entitled “Non-Equity Incentive Plans” below.
(3)	Includes a $500 contribution by the Company under its 401(k) plan, and $288 life insurance premium paid in 2015
(4)	Includes $118 life insurance premium paid in 2014
(5)	Includes a $500 contribution by the Company under its 401(k) plan, and $288 life insurance premium paid in 2015
(6)	Includes a $500 contribution by the Company under its 401(k) plan, and $184 life insurance premium paid in 2014
(7)	Includes a $500 contribution by the Company under its 401(k) plan, and $288 life insurance premium paid in 2015
(8)	Includes a $500 contribution by the Company under its 401(k) plan, and $283 life insurance premium paid in 2014

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table provides the specified information concerning the number of outstanding equity awards held by each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2015:

Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Varun Nagaraj (1)	212,500	387,500	$1.76	7/31/2024	20,000	$35,000.00
Anders Axelsson (2)	239,583	260,417	$1.95	1/5/2024	18,750	$32,812.50
Tamara Allen (3)	25,000	0	$1.50	3/6/2017	15,000	$26,250.00
Tamara Allen (4)	10,000	0	$1.75	5/11/2021	—	—
Tamara Allen (5)	13,542	11,458	$1.69	10/23/2023	—	—
Tamara Allen (6)	0	100,000	$1.45	2/10/2025	—	—

(1)	Stock options vest as to 25% of the shares on the one-year anniversary of 8/01/2014, with the remaining shares vesting ratably thereafter over a 3-year period, and will be fully vested on 8/01/2018.
(2)	Stock options vest as to 25% of the shares on the one-year anniversary of 1/06/2014, with the remaining shares vesting ratably thereafter over a 3-year period, and will be fully vested on 1/06/2018.
(3)	Stock options vest as to 25% of the shares on the one-year anniversary of 3/07/2007, with the remaining shares vesting ratably thereafter over a 3-year period, and were fully vested on 3/07/2011.
(4)	Stock options vest as to 25% of the shares on the one-year anniversary of 5/12/2012, with the remaining shares vesting ratably thereafter over a 3-year period, and will be fully vested on 5/12/2016.
(5)	Stock options vest as to 25% of the shares on the one-year anniversary of 10/24/2013, with the remaining shares vesting ratably thereafter over a 3-year period, and will be fully vested on 10/24/2017.
(6)	Stock options vest as to 25% of the shares on the one-year anniversary of 2/10/2015, with the remaining shares vesting ratably thereafter over a 3-year period, and will be fully vested on 2/10/2019.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Retention Agreements. Effective April 2, 2012, we entered into retention agreements with certain executive officers and employees of the Company, including Gordon R. Arnold, Executive Chairman, and Tamara Allen, our Chief Financial Officer (together, the “Executives”). Except as may be noted below, the Executives’ retention agreements (the “Retention Agreements”) have substantially the same terms and provide that in the event the Executives’ employment with the Company is terminated without “cause” (as defined in the Retention Agreements), or they resign for “good reason” (as defined in the Retention Agreements) within the period beginning 3 months prior to and ending 12 months following a change of control of the Company (as defined in the Retention Agreements), the Executives will receive:

•	continued base salary (less applicable withholding taxes) for a period of 12 months following the date of termination; provided, however, that any such salary continuation will immediately terminate upon their commencement of full-time employment with another employer;

•	continuation of commission payments (less applicable withholding taxes) for a period of 12 months following the date of termination, each of which commission payments will be equal to the average of the commission payments received by them, if any, during the 6 months prior to the date of termination;

•	a pro-rata portion of target fiscal year bonus, if any (less applicable withholdings), for the fiscal year in which their termination of employment occurs; provided, however, that such amount will be paid only if and to the extent that the relevant performance targets by the Company and/or the Executives, if any, are achieved. Such amount will be pro-rated for the period of time during the fiscal year that they were an employee of the Company and such amount will be paid at the time bonuses for the completed fiscal year are paid to other employees of the Company (but in no event later than two and one-half months following the end of the Company’s fiscal year);

•	50% acceleration of all then outstanding and unvested equity awards and an extension of the post-termination exercise period for any outstanding equity awards for an additional 12 months following the date of termination; provided, however, that in no event may the outstanding equity awards be exercised beyond their original term(s) or expiration date(s); and

•	if continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) is timely elected, reimbursement for premiums paid for continued health benefits under COBRA for the Executives (and any eligible dependents) until the earlier of (i) 6 months from the date of termination of their employment with the Company, (ii) the date upon which they (and/or any eligible dependents) otherwise become eligible for health benefits under similar plans, or (iii) the date on which they (and/or any eligible dependents) are no longer eligible to receive continuation coverage pursuant to COBRA.

In order to be eligible to receive benefits under the Retention Agreements, the Executives must sign and not revoke a release of claims agreement in favor of the Company (in a form acceptable to the Company). The Retention Agreements also provide that the Executives shall comply with a 12-month non-solicitation obligation and requirements of the Company’s proprietary information and inventions agreement and shall agree to not disparage the Company and its officers, directors, employees and shareholders.

Transition Agreement. Effective January 6, 2014, we entered into a transition agreement with Mr. Arnold to provide for an orderly transition of his day-to-day leadership of Sierra Monitor in connection with the hiring of new senior leadership and to continue his employment as Executive Chairman through July 1, 2017. As defined in such agreement, Mr. Arnold will receive:

•	compensation for his services of a base salary at the annualized rate of $250,000;

•	stock options to purchase 100,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value on the date of grant (the “Transition Option”). The Transition Option will vest as to 1/36th of the shares on the first month following the grant date (on the same day of the month as the grant date) and as to 1/36th of the shares subject to the Transition Option each month thereafter, so that the Transition Option will be fully vested and exercisable 3 years following the grant date, subject to Mr. Arnold continuing to provide services to the Company through the relevant vesting dates; provided however, in the event of (i) a Change of Control, as defined in the Retention Agreement, or (ii) Mr. Arnold’s employment is terminated for any reason other than for Cause, as defined in the Retention Agreement, Mr. Arnold will be entitled to accelerated vesting of 100% of the then unvested portion of the Transition Option;

•	continuation of vesting for all of Mr. Arnold’s other outstanding stock options or other equity (“Options”) in accordance with the applicable vesting schedule(s) and the terms and conditions of the Stock Plan and the applicable option agreement under which each such Option was granted during the Transition Period;

•	eligibility to participate in employee benefit plans currently and hereafter maintained by the Company of general applicability to other executive officers and accrual of vacation at the same rate in which Mr. Arnold accrues vacation as of immediately prior to the Effective Time during the Transition Period; and

•	eligibility for the severance and change of control benefits set forth in the Retention Agreement (to the extent applicable) and any severance and/or change of control benefits approved by the Board of Directors for other senior executive officers of the Company during the Transition Period.

Employment Offer Letter. Effective January 6, 2014, pursuant to the terms of an employment offer letter, Anders Axelsson joined the Company as Vice President, Sales and Marketing. As defined in the employment offer letter, Mr. Axelsson will receive:

•	an annual base salary of $250,000, subject to annual review. Mr. Axelsson was eligible to receive an annual bonus of up to fifty percent (50%) of his annual base salary in 2014 based upon achieving goals to be mutually agreed upon between Mr. Axelsson and the Company’s chief executive officer; provided that Mr. Axelsson’s bonus shall be no less than twenty five percent (25%) of his annual base salary in 2014. In years subsequent to 2014, Mr. Axelsson will be eligible to receive an annual bonus of up to one hundred percent (100%) of his annual base salary based upon achieving goals to be mutually agreed upon between Mr. Axelsson and the Company’s chief executive officer. In addition, Mr. Axelsson received a signing bonus of $25,000 in connection with his commencement of employment with the Company in January 2014;

•	a stock option covering 500,000 shares of the Company’s Common Stock at an exercise price equal to 100% of the fair market value of the underlying shares of Common Stock on the grant date. Subject to the acceleration terms described below, 25% of the stock option will vest on the first anniversary of the employment commencement date, and the remaining unvested covered shares shall vest in 36 equal monthly installments thereafter;

•	if the Company terminates Mr. Axelsson’s employment without “cause” or if Mr. Axelsson resigns for “good reason,” each as defined in his employment agreement, outside of the period beginning three (3) months prior to and ending twelve (12) months following a change of control of the Company, as defined in the employment agreement (the “Change in Control Period”), Mr. Axelsson will be entitled to receive the following compensation:
•	six (6) months’ base salary;
•	six (6) months’ annual target bonus;
•	continuation of commission payments for a period of six (6) months following termination, each of which payments shall be equal to the average of the commission payments received by him in the six (6) months prior to his date of termination;
•	six (6) monthly payments of $3,500 in lieu of Company-subsidized COBRA; and
•	fifty percent (50%) of his then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable.

•	the following compensation if the Company terminates Mr. Axelsson’s employment without “cause” or if Mr. Axelsson resigns for “good reason,” each as defined in the employment agreement, during the Change in Control Period:
•	12 months’ base salary;
•	12 months’ annual target bonus;
•	continuation of commission payments for a period of 12 months following termination, each of which payments shall be equal to the average of the commission payments received by him in the 6 months prior to his date of termination;
•	12 monthly payments of $3,500 in lieu of Company-subsidized COBRA; and
•	all of his then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable.

•	Mr. Axelsson is eligible to participate in the benefit programs generally available to executives of the Company.

Employment Offer Letter. Effective July 7, 2014, pursuant to the terms of an employment offer letter, Varun Nagaraj joined the Company as President and Chief Executive Officer. As defined in the offer letter, Mr. Nagaraj will receive:

•	a starting base salary of $25,000 per month, which over a full year would equal $300,000 (the “Base Salary”). Commencing in January 2015, Mr. Nagaraj was eligible to receive an annual bonus of up to 75% of the Base Salary in 2015 based upon achieving goals to be mutually agreed upon between Mr. Nagaraj and the Board of Directors; provided, however, that the Company agreed that the annual bonus in 2015 would be no less than twenty five percent (25%) of the Base Salary. In 2016 and, in the discretion of the Board of Directors, subsequent years, Mr. Nagaraj will be eligible to receive an annual bonus of up to 100% of the Base Salary, based upon achieving goals to be mutually agreed upon. Any such annual bonuses will be paid no later than March 15 of the following year; provided, however, Mr. Nagaraj must be an employee of the Company at the time such annual bonus is paid. With respect to the 6-month period from July through December 2014, Mr. Nagaraj received a fixed bonus of $50,000 in lieu of a performance based bonus;

•	standard benefits package on terms comparable to those provided to the Company’s executive officers. During the term of employment with the Company, Mr. Nagaraj shall be entitled to paid vacation in accordance with the Company’s vacation accrual policies for its executive officers;

•	reimbursement of fees up to $50,000 per year for any normal and customary travel and board expenses toward a Doctor of Business Administration Program at Case Western University commencing in the fall of 2015 and ending in the spring of 2018. Fees will be paid directly to the University contingent upon Mr. Nagaraj’s continued progress and passing grades;

•	a stock option covering 600,000 shares of our Common Stock (the “Equity Award”). Subject to his continued service to us and subject to accelerated vesting specified below, 25% of the Equity Award will vest on the first anniversary of the employment commencement date and the remaining unvested covered shares shall vest in 36 equal monthly installments thereafter until 100% of the Equity Award will be vested on the fourth anniversary of the employment commencement date;

•	Subject to Mr. Nagaraj executing and not revoking a release of claims in favor of the Company, in the event his employment is terminated by the Company without “cause” or in the event he resigns for “good reason,” each as defined in his employment agreement, outside of the “Change in Control Period,” then (A) Mr. Nagaraj shall receive severance payments of six (6) months’ Base Salary and six (6) months’ annual target bonus, paid in a lump sum (B) Mr. Nagaraj shall receive six (6) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not he or his covered dependents elect COBRA continuation benefits, and (C) fifty percent (50%) of his then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable (the “Termination Release Payment”); and

•	Subject to Mr. Nagaraj executing and not revoking a Release, in the event his employment is terminated by SMC other than for “Cause” within the period beginning on the date three (3) months prior to, and ending on the date that is twelve (12) months following the date upon which a “Change in Control” occurs (the “Change in Control Period”), or in the event that within the Change in Control Period Mr. Nagaraj voluntarily terminates his employment for Good Reason, then (A) he shall receive severance payments of twelve (12) months’ Base Salary and twelve (12) months’ annual target bonus, paid in a lump-sum, (B) he shall receive twelve (12) monthly payments of $3,500 in lieu of Company-subsidized COBRA, payable whether or not you or your covered dependents elect COBRA continuation benefits, and (C) all of his then outstanding equity to acquire shares of the Company’s common stock or other equity awards shall immediately vest and become exercisable.

Non-equity Incentive Plans

2016 Bonus Plan: On February 23, 2016, our Board of Directors approved an executive cash incentive compensation plan and target cash incentive awards for the Company’s executive officers and its other key employees for 2016 fiscal performance (the “2016 Bonus Plan”). Payouts under the 2016 Bonus Plan are based on the Company’s achievement against certain targets for the following financial metrics in fiscal 2016 revenue (50% weighted) and EBITDA Income (50% weighted). It is anticipated that any 2016 Bonus Plan payouts will be made in the first quarter of the Company’s 2017 fiscal year.

2015 Bonus Plan: On October 30, 2014, our Board of Directors approved an executive cash incentive compensation plan (the “2015 Bonus Plan”) and target cash incentive awards for the Company’s executive officers and its other key employees for 2015 fiscal performance. Payouts under the 2015 Bonus Plan were based on the Company’s achievement against certain targets for the following financial metrics in fiscal 2015: revenue (50% weighted), Non-GAAP earnings (25% weighted), and adjusted cash (25% weighted) (each, a “Performance Goal”). If the Company’s performance with respect to a specific Performance Goal was less than its 2015 target but at least equal to its 2014 achievement for that Performance Goal, then the Company will determine, on a linear basis, the percentage of that Performance Goal achieved relative to 2014 target for purposes of determining the 2015 payouts.

Equity Compensation Plan Information

The following tables summarize information regarding the various stock-based compensation plans under which the Company was authorized to issue equity securities as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,948,000	$1.78	720,320
Equity compensation plans not approved by security holders	—	—	—
Total	1,948,000	$1.78	720,320

(1)	Consists of the Company’s 1996 Stock Plan that expired on March 4, 2006, and the Company’s current 2006 Stock Plan.
(2)	Includes 118,000 shares of restricted stock issued under the Company’s 2006 Stock Plan.

Certain Relationships and Related Transactions

During our last fiscal year, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed 1% of the average of our total assets at the end of our fiscal years 2015 and 2014, which is $111,454, and in which any of our directors, executive officers, holders of more than 5% of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities during fiscal year 2015 to file reports of initial ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Form 5 was not required for such persons, the Company believes that, during the fiscal year ended December 31, 2015, all other Section 16(a) reports applicable to its officers, directors and 10% shareholders were timely filed.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker and direct your written request to Sierra Monitor Corporation, 1991 Tarob Court, Milpitas, California 95035, Attention: Secretary, or call 800-727-4377. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gordon R. Arnold
Gordon R. Arnold
Chairman

Milpitas, California

April 15, 2016

SIERRA MONITOR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2016 ANNUAL MEETING OF SHAREHOLDERS

April 15, 2016

The undersigned shareholder(s) of Sierra Monitor Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 15, 2016, and hereby appoints Mr. C. Richard Kramlich and Mr. Robert Marshall, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Shareholders of Sierra Monitor Corporation to be held on Tuesday, May 17, 2016 at 10:00 a.m., local time, at the principal offices of the Company located at 1991 Tarob Court; Milpitas, California 95035 and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth below:

ITEM1.	Election of Directors.

☐	FOR all nominees listed below (except as indicated)

☐	WITHHOLD AUTHORITY to vote for all nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME IN THE LIST BELOW:

Gordon R. Arnold	Varun Nagaraj	C. Richard Kramlich
Jay T. Last	Robert C. Marshall

ITEM 2.	Proposal to ratify the appointment of Squar, Milner, Peterson, Miranda and Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 3.	Proposal to ratify the Sierra Monitor Corporation 2016 Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

ITEM 4.	Non-binding proposal to approve executive compensation as disclosed in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS BALLOT WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED IN ITEM 1, “FOR” THE PROPOSAL LISTED IN ITEM 2, “FOR” THE PROPOSAL LISTED IN ITEM 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Name	Signature	Title (if applicable)	Number of Shares	Date

THIS PROXY SHOULD BE MARKED, DATED, SIGNED BY THE SHAREHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH MUST SIGN.